Exhibit 99.1
INVESTOR CONTACT:
Terry McGovern
Vision Advisors
415-902-3001
mcgovern@visionadvisors.net

Location Based Technologies Begins Sales of PocketFinder GPS Devices on Amazon.com

IRVINE, Calif. September 11, 2012  – Location Based Technologies, Inc. (OTCBB:LBAS) a leading service provider of personal, pet and vehicle GPS locator devices, announced on Tuesday that it’s PocketFinder Personal and PocketFinder Vehicle products are available for purchase at Amazon.com (AMZN).  LBT has been expanding its retail presence and is aligning itself with the most reputable retail outlets in the country, including Apple, Best Buy, Crutchfield and now Amazon.com (AMZN).

 “Expanding our consumer presence through the best-known retailers in the world is part of our strategy for growth,” said Dave Morse, CEO of Location Based Technologies. “We will continue to focus heavily on commercial applications for our products, but when we do go after a retail channel, it’s important that we work with elite companies like Amazon.”

To view the new PocketFinder commercial applications and website, visit www.locationbasedtech.com. For more information about the PocketFinder family of wireless GPS locator devices, visit www.pocketfinder.com.

The Location Based Technologies annual shareholder meeting will be held on Wednesday, September 12, 2012 at 1pm (Pacific Time).  The meeting will be held virtually and the participant dial-in number is 412-858-4600.

About Location Based Technologies
A publicly traded company (OTCBB:LBAS - News), Location Based Technologies, headquartered in Irvine, CA, designs and develops leading-edge A-GPS location devices and customizable services that incorporate patented, proprietary technologies designed to enhance and enrich the way businesses and families interact globally. Visit the website, www.locationbasedtech.com, for more information on asset tracking solutions and www.pocketfinder.com for personal locator devices from PocketFinder.

Location Based Technologies, Inc. and PocketFinder are trademarks of Location Based Technologies, Inc. registered in the U.S. and other countries.

This news release contains forward-looking statements that involve risks and uncertainties.  Actual results and outcomes may differ materially from those discussed or anticipated.  For a more detailed discussion of these and associated risks, see the company's most recent document filed with the Securities and Exchange Commission.

About Amazon.com

Amazon.com, Inc. (NASDAQ: AMZN), a Fortune 500 company based in Seattle, opened on the World Wide Web in July 1995 and today offers Earth’s Biggest Selection. Amazon.com, Inc. seeks to be Earth’s most customer-centric company, where customers can find and discover anything they might want to buy online, and endeavors to offer its customers the lowest possible prices. Amazon.com and other sellers offer millions of unique new, refurbished and used items in categories such as Books; Movies, Music & Games; Digital Downloads; Electronics & Computers; Home & Garden; Toys, Kids & Baby; Grocery; Apparel; Shoes & Jewelry; Health & Beauty; Sports & Outdoors; and Tools, Auto & Industrial.

Amazon Web Services provides Amazon’s developer customers with access to in-the-cloud infrastructure services based on Amazon’s own back-end technology platform, which developers can use to enable virtually any type of business. Examples of the services offered by Amazon Web Services are Amazon Elastic Compute Cloud (Amazon EC2), Amazon Simple Storage Service (Amazon S3), Amazon SimpleDB, Amazon Simple Queue Service (Amazon SQS), Amazon Flexible Payments Service (Amazon FPS), Amazon Mechanical Turk and Amazon CloudFront.

Amazon and its affiliates operate websites, including www.amazon.com, www.amazon.co.uk, www.amazon.de, www.amazon.co.jp, www.amazon.fr, www.amazon.ca, and www.amazon.cn.